Exhibit 23.1


                         Independent Auditors' Consent
                         -----------------------------

The Board of Directors
Guess?, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Guess?, Inc. of our report dated March 1, 1996, relating to the consolidated balance sheets of Guess?, Inc. and Subsidiary as of December 31, 1995, and 1994, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995 and the related schedule, which report appears in the December 31, 1995, annual report on Form 10-K of Guess?, Inc.

/s/ KPMG Peat Marwick LLP

Los Angeles, California
August 12, 1996